Exhibit 99.2

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

(866) 402-4295

(208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Enters into Agreement to Repurchase

Founder’s Shares

COEUR D’ALENE, Idaho, August 13, 2009 – NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today announced that it has entered into an agreement to repurchase 3,000,000 shares of its common stock held by the company’s founder and former Chairman, Dr. Paul E. Berger. Under the terms of the agreement, which is subject to typical closing and delivery provisions, the company will pay $4.63 per share, reflecting a 6 percent discount from the closing price on the effective date of the agreement, August 12, 2009. The company believes that this repurchase is in the best interests of its remaining shareholders, given the company’s current cash position and ability to generate free cash flow.

The share repurchase will result in a reduction in the weighted average number of shares outstanding and thus is expected to result in an increase in adjusted earnings per share in the third quarter of 2009 of approximately one cent per share. Accordingly, the company updated its guidance to reflect this impact of a lower share count, and now expects adjusted earnings per share of 16 to 17 cents for the third quarter of 2009.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week to approximately 1,590 sites, representing approximately 28% of all hospitals in the United States. For more information, visit http://www.nighthawkrad.net.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These statements include statements about the company’s ability to generate free cash flows and its expected adjusted earnings per share for the third quarter of 2009. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These factors and other risks are detailed from time to time in our quarterly and annual reports filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”